NEWS RELEASE
Cleveland-Cliffs Reports First-Quarter 2025 Results

CLEVELAND—May 7, 2025—Cleveland-Cliffs Inc. (NYSE: CLF) today reported first-quarter results for the period ended March 31, 2025.
First-Quarter Consolidated Results
First-quarter 2025 consolidated revenues were $4.6 billion, compared to $4.3 billion in the fourth quarter of 2024.
For the first quarter of 2025, the Company recorded a GAAP net loss of $483 million, or $1.00 per diluted share, with an adjusted net loss1 of $456 million, or $0.92 per diluted share. This compares to a fourth quarter 2024 GAAP net loss of $434 million, or $0.92 per diluted share, with an adjusted net loss1 of $332 million, or $0.68 per diluted share.
For the first quarter of 2025, the Company reported an Adjusted EBITDA2 loss of $174 million, compared to an Adjusted EBITDA2 loss of $81 million in the fourth quarter of 2024.
Operational Changes
Between March and May of 2025, Cliffs made the decision to fully or partially idle six facilities to optimize its footprint, reposition away from loss-making operations, and release excess working capital. These actions are expected to result in savings of over $300 million annually, not including additional savings in overhead and improved productivity at other locations. The idles are not expected to impact flat-rolled steel output. These actions included:
•A full idle of the Minorca mine and partial idle of the Hibbing Taconite mine, each in Minnesota, primarily to re-balance working capital needs and consume excess pellet inventory produced in 2024
•An idle of the blast furnace, BOF steel shop, and continuous casting facilities at Dearborn Works in Michigan, to replace with more cost-efficient production upon restarting the #6 blast furnace at Cleveland Works
•A full idle of the Steelton, Pennsylvania rail facility, primarily as a result of excess rail imports, continued underperformance, and financial losses

•A full idle of the Conshohocken, Pennsylvania plate finishing facility, primarily as a result of continued underperformance and financial losses
•A full idle of the Riverdale, Illinois compact strip mill facility, primarily due to an uncompetitive cost structure and ability to run the neighboring Indiana Harbor facility more efficiently

In addition, the Company will no longer be deploying capital toward the development of a transformer production plant in Weirton, West Virginia, due to changes in scope from the project partner that no longer meet Cliffs' investment requirements.

Cliffs’ Chairman, President and CEO, Lourenco Goncalves, said: “Our first-quarter results were negatively impacted by underperforming non-core assets and the lagging effect of lower index prices in late 2024 and early 2025. As a result, we are taking decisive action to streamline our operations and enhance efficiency. This will drive meaningful fixed cost savings and sharpen our focus on our core strength: supplying steel to the automotive industry. The Trump Administration has shown strong support for both the steel and the automotive sectors, and Cliffs is uniquely positioned at the intersection of these two industries. As a result of the actions taken by the Administration designed to boost the production of vehicles in the United States, we have already arranged higher volume commitments with our automotive OEM customers, and we now have a clear line of sight to recover the stable EBITDA base that the automotive business has historically delivered."

Mr. Goncalves added: “The decision to fully or partially idle certain locations was not taken lightly. These actions will allow us to consolidate operations, withdraw from loss-making businesses, and deliver annualized savings exceeding $300 million. We are also strategically repositioning our portfolio away from non-core markets, including rail, high-carbon sheet, and specialty plate products. Importantly, with the upcoming restart of the Cleveland #6 blast furnace offsetting the upcoming idle of the Dearborn blast furnace, we expect no impact to our flat-rolled steel output. At the same time, we are actively managing pellet inventories and unlocking working capital built up in 2024. Looking ahead, the conclusion of our five-year slab contract with ArcelorMittal/Nippon Steel Calvert at year-end—nearly 10% of our total shipments—presents a significant opportunity. This agreement has been a major negative contributor for us for several quarters. Despite rising HRC prices, the pricing structure of this agreement has moved in the opposite direction. That said, this contract goes away toward the end of this year and, at today's pricing levels, the contract termination will represent an approximate $500 million benefit to our annualized EBITDA from today's levels, beginning in 2026."

Mr. Goncalves concluded: “We have healthy liquidity of $3.0 billion, $3.3 billion of secured note capacity, and a very well-designed debt maturity profile to navigate through anything the market will throw at us. We also expect dramatically reduced growth capital expenditures going forward due to likely changes in scope on major projects. Most importantly, we are addressing three key areas—automotive volume recovery, repositioning away from underperforming non-core assets, and not renewing an unprofitable slab contract. With market conditions improving and the recent Stelco acquisition aligning well with our broader non-automotive strategy, we are on our way to restoring consistent cash flow generation and debt paydown."

Steelmaking Segment Results

	Three Months Ended March 31,		Three Months Ended
	2025	2024	Dec. 31, 2024
External Sales Volumes - In Thousands
Steel Products (net tons)	4,140	3,940	3,827
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$980	$1,175	$976
Operating Results - In Millions
Revenues	$4,467	$5,027	$4,168
Cost of goods sold	(4,867)	(4,757)	(4,449)
Gross margin	$(400)	$270	$(281)

First-quarter 2025 steel product sales volumes of 4.1 million net tons consisted of 41% hot-rolled, 27% coated, 15% cold-rolled, 5% plate, 3% stainless and electrical, and 9% other, including slabs and rail.
Steelmaking revenues of $4.5 billion included $1.4 billion, or 30%, of sales to the infrastructure and manufacturing market; $1.3 billion, or 29%, of direct sales to the automotive market; $1.2 billion, or 28%, of sales to the distributors and converters market; and $588 million, or 13%, of sales to steel producers.
Liquidity
As of March 31, 2025, the Company has $3.0 billion in total liquidity.

Outlook
The Company updated or maintained previously guided expectations for the full-year 2025, including:
•Steel unit cost reductions of approximately $50 per net ton compared to 2024, from its previous expectation of a reduction of approximately $40 per net ton — due primarily to the idling of underperforming assets
•Capital expenditures of approximately $625 million, from its previous expectation of $700 million
•Selling, general and administrative expenses of approximately $600 million, from its previous expectation of approximately $625 million
•Depreciation, depletion and amortization maintained at approximately $1.1 billion
•Cash Pension and OPEB payments and contributions maintained at approximately $150 million

Cleveland-Cliffs Inc. will host a conference call on May 8, 2025, at 8:30 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com.
About Cleveland-Cliffs Inc.
Cleveland-Cliffs is a leading North America-based steel producer with focus on value-added sheet products, particularly for the automotive industry. The Company is vertically integrated from the mining of iron ore, production of pellets and direct reduced iron, and processing of ferrous scrap through primary steelmaking and downstream finishing, stamping, tooling, and tubing. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 30,000 people across its operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. All statements other than historical facts, including, without limitation, statements regarding our current expectations, estimates and projections about our industry or our businesses, are forward-looking statements. We caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: continued volatility of steel, scrap metal and iron ore market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity and production, prevalence of steel imports, reduced market demand and oversupply of iron ore; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges of one or more of our major customers, key suppliers or contractors, which, among other adverse effects, could disrupt our operations or lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; risks related to U.S. government actions and other countries' reactions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of existing and changing governmental regulation, including actual and potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements, and reclamation and remediation obligations; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business, or to repurchase our common shares; our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws; challenges to successfully implementing our business strategy to achieve operating results in line with our guidance; the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, antitrust claims, environmental matters, government investigations, occupational or personal injury claims, property-related matters, labor and employment matters, or suits involving legacy operations and other matters; supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, other alloys, coke and metallurgical coal, and critical manufacturing equipment and spare parts; problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us; the risk that the cost or time to implement a strategic or sustaining capital project may prove to be greater than originally anticipated; our ability to consummate any public or private acquisition transactions and to realize any or all of the anticipated benefits or estimated future synergies, as well as to successfully integrate any acquired businesses into our existing businesses; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; cybersecurity incidents relating to, disruptions in, or failures of, information technology systems that are managed by us or third parties that host or have access to our data or systems, including the loss, theft or corruption of our or third parties' sensitive or essential business or personal information and the inability to access or control systems; liabilities and costs arising in connection with any business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets, trigger contractual liabilities or termination costs, and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine; our ability to realize the anticipated synergies or other expected benefits of the acquisition of Stelco, as well as the impact of additional liabilities and obligations incurred in connection with the Stelco acquisition; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; uncertainties associated with our ability to meet customers' and suppliers' decarbonization goals and reduce our greenhouse gas emissions in alignment with our own announced targets; challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces greenhouse gas emissions, and our ability to foster a consistent operational and safety track record; our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, option, easement or other possessory interest for any mining property; our ability to maintain satisfactory labor relations with unions and employees; unanticipated or higher costs associated with pension and other post-employment benefit obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations; uncertain availability or cost of skilled workers to fill critical operational positions and potential labor shortages caused by experienced employee attrition or otherwise, as well as our ability to attract, hire, develop and retain key personnel; and potential significant deficiencies or material weaknesses in our internal control over financial reporting.

For additional factors affecting the business of Cliffs, refer to Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2024, and other filings with the U.S. Securities and Exchange Commission.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Senior Director, Corporate Communications (216) 694-5316		James Kerr Director, Investor Relations (216) 694-7719
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	Three Months Ended March 31,		Three Months Ended
(In millions, except per share amounts)	2025	2024	Dec. 31, 2024
Revenues	$4,629	$5,199	$4,325
Operating costs:
Cost of goods sold	(5,020)	(4,914)	(4,598)
Selling, general and administrative expenses	(133)	(132)	(169)
Restructuring and other charges	(3)	(104)	2
Asset impairment	—	(64)	—
Miscellaneous – net	(11)	(23)	(25)
Total operating costs	(5,167)	(5,237)	(4,790)
Operating loss	(538)	(38)	(465)
Other income (expense):
Interest expense, net	(140)	(64)	(135)
Loss on extinguishment of debt	—	(21)	—
Net periodic benefit credits other than service cost component	57	60	63
Other non-operating income (expense)	(9)	2	(33)
Total other expense	(92)	(23)	(105)
Loss before income taxes	(630)	(61)	(570)
Income tax benefit	147	8	136
Net loss	(483)	(53)	(434)
Net income attributable to noncontrolling interests	(12)	(14)	(13)
Net loss attributable to Cliffs shareholders	$(495)	$(67)	$(447)

Loss per common share attributable to Cliffs shareholders:
Basic	$(1.00)	$(0.14)	$(0.92)
Diluted	$(1.00)	$(0.14)	$(0.92)

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

(In millions)	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$57	$54
Accounts receivable, net	1,798	1,576
Inventories	4,886	5,094
Other current assets	223	183
Total current assets	6,964	6,907
Non-current assets:
Property, plant and equipment, net	9,797	9,942
Goodwill	1,767	1,768
Intangible assets	1,150	1,170
Pension and OPEB assets	443	427
Other non-current assets	715	733
TOTAL ASSETS	$20,836	$20,947
LIABILITIES
Current liabilities:
Accounts payable	$2,020	$2,008
Accrued employment costs	443	447
Accrued expenses	361	375
Other current liabilities	442	492
Total current liabilities	3,266	3,322
Non-current liabilities:
Long-term debt	7,601	7,065
Pension and OPEB liabilities	711	751
Deferred income taxes	723	858
Asset retirement and environmental obligations	609	601
Other non-current liabilities	1,442	1,453
TOTAL LIABILITIES	14,352	14,050
TOTAL EQUITY	6,484	6,897
TOTAL LIABILITIES AND EQUITY	$20,836	$20,947

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	Three Months Ended March 31,
(In millions)	2025	2024
OPERATING ACTIVITIES
Net loss	$(483)	$(53)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	282	230
Pension and OPEB credits	(48)	(51)
Deferred income taxes	(151)	(8)
Other	65	241
Changes in operating assets and liabilities:
Accounts receivable, net	(223)	(27)
Inventories	182	(8)
Income taxes	7	(1)
Pension and OPEB payments and contributions	(43)	(32)
Payables, accrued employment and accrued expenses	57	(170)
Other, net	4	21
Net cash provided (used) by operating activities	(351)	142
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(152)	(182)
Other investing activities	7	3
Net cash used by investing activities	(145)	(179)
FINANCING ACTIVITIES
Proceeds from issuance of senior notes	850	825
Repayments of senior notes	—	(652)
Repurchase of common shares	—	(608)
Borrowings (repayments) under credit facilities, net	(305)	342
Debt issuance costs	(13)	(13)
Other financing activities	(33)	(25)
Net cash provided (used) by financing activities	499	(131)
Net increase (decrease) in cash and cash equivalents	3	(168)

Cash, cash equivalents, and restricted cash at beginning of period	60	198
Effect of exchange rate changes on cash	—	—
Cash, cash equivalents, and restricted cash at end of period	63	30

Restricted cash	(6)	$—

Cash and cash equivalents at end of period	$57	$30

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE RECONCILIATION

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented adjusted net income (loss) attributable to Cliffs shareholders and adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of certain non-recurring and/or non-cash items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended March 31,		Three Months Ended
(In millions)	2025	2024	Dec. 31, 2024
Net loss attributable to Cliffs shareholders	$(495)	$(67)	$(447)
Adjustments:
Weirton indefinite idleA	(3)	(177)	2
Idled facilities employment charges	(41)	—	—
Changes in fair value of derivatives, net	(9)	—	(34)
Amortization of inventory step-up	7	—	(26)
Loss on extinguishment of debt	—	(21)	—
Other, net	(6)	(4)	(79)
Income tax effect	13	48	22
Adjusted net income (loss) attributable to Cliffs shareholders	$(456)	$87	$(332)

Loss per common share attributable to Cliffs shareholders - diluted	$(1.00)	$(0.14)	$(0.92)
Adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted	$(0.92)	$0.18	$(0.68)

A Primarily includes asset impairments, asset retirement obligation charges and employee-related costs.

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of certain non-recurring and/or non-cash items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended March 31,		Three Months Ended
(In millions)	2025	2024	Dec. 31, 2024
Net loss	$(483)	$(53)	$(434)
Less:
Interest expense, net	(140)	(64)	(135)
Income tax benefit	147	8	136
Depreciation, depletion and amortization	(282)	(230)	(258)
Total EBITDA	$(208)	$233	$(177)
Less:
EBITDA of noncontrolling interests	18	21	20
Weirton indefinite idle	(3)	(177)	2
Idled facilities employment charges	(41)	—	—
Changes in fair value of derivatives, net	(9)	—	(34)
Amortization of inventory step-up	7	—	(26)
Loss on extinguishment of debt	—	(21)	—
Other, net	(6)	(4)	(58)
Total Adjusted EBITDA	$(174)	$414	$(81)

EBITDA of noncontrolling interests includes the following:
Net income attributable to noncontrolling interests	$12	14	$13
Depreciation, depletion and amortization	6	7	7
EBITDA of noncontrolling interests	$18	$21	$20